Rule 424(b)(2)
	Registration Nos. 333-14791
	NASD File No. 961029005
                                  Cusip No:

PRICING SUPPLEMENT NO. 248
Dated June 10, 1997, to Prospectus
Supplement dated February 5, 1997
and Prospectus dated October 31, 1996

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 1 month Libor
Commission: .35%                            Telerate pg 3750
	           posted on 6/11/97
Interest Rate Basis:
( ) Treasury Rate	 Original Issue Date: 6/13/97
(x) LIBOR - 1 month	 Maturity Date:       6/13/00
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.32%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	Same as coupon payment dates.

Interest Determination Dates: Two NY/London business days prior to interest reset dates.

Interest Payment Dates: 	The 13th of each month.

The aggregate principal amount of this offering is $10,000,000 and relates only to Pricing Supplement No. 248. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $9,517,500,000 and, to date, including this offering, an aggregate of $8,297,325,000 Medium-Term Notes, Series E has been issued and $4,765,890,000 are outstanding.